Exhibit 99.1

Customer Experience Pioneer and Industry

Innovator TeleTech Announces Name Change to

TTEC (pronounced T-tec)

DENVER, January 9, 2018 — TeleTech Holdings, Inc. (NASDAQ: TTEC) a global customer experience company that designs, builds and operates captivating omnichannel customer experiences on behalf of the world’s most prestigious and innovative brands announced today that it has changed its name to TTEC (pronounced T-tec). With this new name, the company is affirming that it has successfully evolved to become an end-to-end strategic business partner in the design and delivery of world-class customer experience, engagement, growth, and digital trust and safety services.

TTEC Chairman and Chief Executive Officer Ken Tuchman explains, “Our clients are relying on us for transformative services that engage and strengthen their customer relationships day in and day out. Companies are seeking omnichannel customer experience solutions to acquire and retain customers that increase revenue, profitability, customer satisfaction and loyalty. After eight years of innovation and investment to build a holistic technology-enabled, data-rich customer engagement services platform, TTEC is uniquely positioned to respond to growing market demand.” Tuchman continues, “While we remain proud of the industry we pioneered and helped to build, we chose to part with our old name because it limited the perception and understanding of our full capabilities, potential and value.”

While the Company will still operate its four business segments, Customer Strategy Services (CSS), Customer Technology Services (CTS), Customer Growth Services (CGS) and Customer Management Services (CMS), TTEC is streamlining its go-to-market to make it easier for clients to understand how its capabilities integrate together. TTEC Digital is the company’s digital center of excellence, blending strategic consulting services and cloud-based technology platforms to design and build innovative customer experiences, all powered by insights. TTEC Engage is the company’s global hub of operational excellence providing clients award-winning, turnkey customer acquisition, care, revenue growth, and digital trust and safety services.

“Business leaders across the globe are facing massive technological disruption in the race to modernize their approach to customer experience. Brands are seeking holistic solutions and they are investing in the strategic guidance, technology expertise and operational excellence they need to succeed,” explained Kyle Priest, TTEC’s Chief Strategy and Marketing Officer. “Through TTEC Digital, we are helping clients design and build a seamless customer experience platform. Through TTEC Engage, we are providing the people and processes, critical thinking and compassion needed to solve complex challenges and create opportunities at scale. With TTEC Digital plus TTEC Engage, we are delivering captivating experiences as brand ambassadors to our clients’ customers. We are providing the optimized digital services that yield bottom line savings, topline growth and improved customer retention, protection and affinity.”

To learn more about TTEC and the company’s new positioning visit www.ttec.com.

About TTEC (pronounced T-tec):

TTEC (NASDAQ: TTEC) is a global customer experience company that designs, builds and operates captivating omnichannel customer experiences on behalf of the world’s most innovative brands. The Company provides its outcome-based customer engagement solutions through TTEC Digital which designs and builds customer experience consulting and technology solutions and TTEC Engage which operates customer care, growth and trust and safety services. Founded in 1982, TTEC partners with

Investor Contact	Media Contact	Address	Contact
Paul Miller	Olivia Griner	9197 South Peoria Street	ttec.com
+1.303.397.8641	+1.303.397.8999	Englewood, CO 80112	+1.800.835.3832

business leadership across marketing, sales and customer care to design and deliver a simple, more human customer experience across every interaction channel. The Company’s 49,500 employees operate on six continents across the globe and live by a set of customer-focused values that guide relationships with clients, their customers, and each other. To learn more about how TTEC is bringing humanity to the customer experience, visit, visit ttec.com.

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